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                                                                    EXHIBIT 11.1
                                 NEOPHARM, INC.
                       CALCULATION OF EARNINGS PER SHARE
                             FOR DECEMBER 31, 1996



                                        12/31/94      12/31/95      12/31/96
                                      ------------  ------------  ------------

 Net loss for the period              $(1,083,667)  $(1,669,627)  $(1,865,645)

 Weighted average shares outstanding     3,438,740     4,698,446     7,803,412
                                      ============  ============  ============

 Net loss per share                        ($0.32)       ($0.36)       ($0.24)
                                      ============  ============  ============

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